Exhibit 16

August 12, 2022

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen: We are currently principal accountants for LMP Automotive Holdings, Inc. (the Company). On August 9, 2022, we were notified that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2021, and the issuance of our report thereon. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated August 12, 2022, and we agree with such statements, except that we are not in a position to agree or disagree with the following statements made by the Company:

●	the Company engaged Grassi & Co., CPAs, P.C. (Grassi) as its principal accountants on August 8, 2022;

●	Grassi served as the principal accountants and provided audit services for the Company from January 1, 2020 to December 31, 2020; and

●	any of the statements in the fifth paragraph of Item 4.01.

 Very truly yours,

/s/ KPMG LLP